EXHIBIT 10.2

PATENT LICENSE AGREEMENT

THIS PATENT LICENSE AGREEMENT (the “License Agreement”) is made effective this 1st day of May, 2008 (the “Effective Date”) by and between DePuy Spine, Inc. and Biedermann Motech GmbH (collectively, “Plaintiffs”), on the one hand, and Alphatec Spine, Inc. (“Alphatec” or “Licensee”), on the other hand. Plaintiffs and Alphatec are sometimes referred to herein as a “Party”, and collectively as the “Parties.” This License Agreement is part of the Settlement and Release Agreement entered into concurrently herewith.

ARTICLE 1

DEFINITIONS

1.1 “The ‘678 patent” shall mean U.S. Patent No. 5,207,678 and any reissues, re-examinations, continuations, continuations-in-part, extensions and divisionals of the ‘678 patent and any foreign patents related thereto.

1.2 “Confidential Information” shall mean with respect to a Party (the “Receiving Party”), all information designated as confidential and which is disclosed by the other Party (the “Disclosing Party”) to the Receiving Party hereunder or to any of its employees, consultants, affiliates, licensees or sublicensees, except to the extent that the Receiving Party can demonstrate by written record or other suitable physical evidence that such information, (a) as of the date of disclosure is demonstrably known to the Receiving Party or its affiliates other than by virtue of a prior confidential disclosure to such Party or its Affiliates; (b) as of the date of disclosure is in, or subsequently enters, the public domain, through no fault or omission of the Receiving Party; (c) is obtained from a third party having a lawful right to make such disclosure free from any obligation of confidentiality to the Disclosing Party; or (d) is independently developed by or for the Receiving Party without reference to or reliance upon any Confidential Information of the Disclosing Party.

1.3 “Licensed Product” shall mean [***].

1.4 “Net Sales” shall mean [***].

1.5 “Affiliates” shall mean any entity that directly or indirectly controls, is controlled by, or is under common control with another entity, and for such purpose “control” shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of the entity, whether through the ownership of voting securities, by contract or otherwise.

1.6 [***].

1.7 “Territory” shall mean the entire world.

1.8 “Valid Claim” shall mean, notwithstanding the terms of the Consent Judgment related to the ‘678 Patent signed as of even date herewith by the Parties, a claim contained in the ‘678 patent that (a) has not been revoked, held invalid, or declared unpatentable or unenforceable in a decision of a court or other body of competent jurisdiction that is unappealable or unappealed within the time allowed for appeal, or (b) has not been rendered unenforceable through a disclaimer filed by Plaintiffs.

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ARTICLE 2

LICENSE GRANT

2.1 Plaintiffs hereby grant to Licensee a non-exclusive, non-transferable (except as set forth in Article 6) right and license under the ‘678 patent to make, have made, use, sell, offer for sale and import the Licensed Products, including Future Licensed Products, in the Territory.

2.2 Licensee shall not have any right to sublicense any of the rights granted in Article 2.1 to any third party without the prior written consent of Plaintiffs, such consent to be granted or withheld with the sole discretion of Plaintiffs. The provisions set forth in this Article 2.2 shall not be deemed to limit Alphatec’s ability to sublicense the rights granted in Article 2.1 to its sales representatives or sales agents for purposes of selling the Licensed Products, or Alphatec’s rights as set forth in Article 6.1.

2.3 [***].

ARTICLE 3

ROYALTY AND PAYMENTS

3.1 Licensee agrees to pay Plaintiffs a continuing royalty, through the term of this License Agreement, equal to [***]% of Net Sales.

3.2 Licensee agrees to make payments four (4) times per year for royalties accrued in each calendar quarterly period. Payments shall be made on or before forty-five (45) days following the end of each calendar quarter.

3.3 Concurrently with the payments set forth in Article 3.2, Licensee shall provide to Plaintiffs a statement of the most recent quarterly worldwide sales, imports, and uses of the Licensed Products. Licensee shall maintain records of all worldwide sales, imports, and uses of the Licensed Products for at least (3) years from the date of such sales, imports, and uses.

3.4 Once per year, Plaintiffs shall have the right to have an independent third party accounting firm audit, at Plaintiffs’ expense, Licensee’s compliance with Articles 3.1, 3.2, and 3.3. The auditor shall maintain in confidence any prices, costs, profits, or other financial information obtained during the course of the audit, and such information shall be deemed to be Confidential Information. Upon completion of the audit, the auditor shall notify Plaintiffs whether Licensee complied with articles 3.1, 3.2, and 3.3, and, if not, what the correct royalty should have been. Licensee shall remedy any failure to pay the correct royalty within ten business days. In the event that any such audit reveals an underpayment of [***]% or more, Licensee shall reimburse Plaintiffs for all expenses associated with the audit.

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3.5 To the extent any exchange rate between a foreign currency and U.S. currency is required for any obligation hereunder, the rate shall be the exchange rate on the last business day of the quarterly period in which the obligation is due as determined by that day’s Wall Street Journal, Western Edition.

3.6 In the event that any statement and payment are not made by Licensee by the date provided under this License Agreement, interest shall be payable on the past due amounts at the rate equal the prime lending rate, as published in the Wall Street Journal, Western Edition, plus [***]% compound monthly, from the date payment was due until the date of actual payment. Licensee shall also pay any collection costs incurred by Plaintiffs including, without limitation, reasonable attorneys’ fees.

3.7 All payments required under this License Agreement shall be paid in United States currency, without deduction of taxes or any other costs of any kind, and shall made by wire transfer to:

[***]

Plaintiffs may, from time to time, change these payment instructions by giving Licensee 10 days’ notice pursuant to Article 7.

3.8 [***].

3.9 Licensee shall mark all Licensed Products with the ‘678 patent number in compliance with the requirements of 35 U.S.C. § 287(a).

ARTICLE 4

REPRESENTATIONS AND WARRANTIES

4.1 Plaintiffs represent, warrant and covenant that they have the full right and authority to enter into this License Agreement and to grant the rights and licenses herein. Biedermann Motech GmbH represents and warrants that it is the sole owner of the ‘678 patent and, together with its exclusive licensee, DePuy Spine, Inc., has the sole right and authority to sue for infringement of the ‘678 patent.

4.2 Licensee represents, warrants and covenants that it will not take any steps to invalidate or otherwise challenge the ‘678 patent.

ARTICLE 5

TERM AND TERMINATION

5.1 This License Agreement shall apply to all sales of the Licensed Products made on or after [***] and shall remain in effect so long as claims 1, 5 or 6 of the ‘678 patent remain Valid Claims, provided that the obligation to pay royalties shall not apply to any Net Sales made before [***].

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5.2 Plaintiffs may terminate this License Agreement upon providing 30 days’ written notice and an opportunity to cure if any of the following occur:

5.2.1 Licensee fails to make any payment required under this License Agreement within thirty days after payment is due; or

5.2.2 Licensee materially breaches this License Agreement.

5.3 Licensee may terminate this License Agreement upon providing 30 days’ written notice and an opportunity to cure if Plaintiffs materially breach this License Agreement.

5.4 Plaintiffs may terminate this License Agreement without notice if a receiver is appointed for Licensee or proceedings are commenced by, for, or against Licensee under any bankruptcy, insolvency, or debtor’s relief law.

5.5 A termination of this License Agreement shall not relieve Licensee of liability for any payments accrued or owing at the time of termination, nor for liability for infringement.

5.6 [***].

ARTICLE 6

ASSIGNMENTS

6.1 [***].

ARTICLE 7

NOTICES

7.1 Any and all notices, demands or requests required or permitted to be given under this License Agreement shall be given in writing and served by facsimile, hand, U.S. first class mail, or overnight courier, addressed to:

If to Plaintiffs

Mr. Lutz Biedermann

Biedermann Motech GmbH

Bertha-von-Suttner Str. 23

78054 Villingen-Schwenningen

GERMANY

Fax: 011049-77-20-8510-66

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and

President

DePuy Spine, Inc.

325 Paramount Drive

Raynham, Massachusetts 02767

Fax: 508-828.3400

With a copy to

Chief Patent Counsel

Johnson & Johnson

One Johnson & Johnson Drive

New Brunswick, NJ 08933

If to Licensee

Chief Executive Officer

Alphatec Spine, Inc.

2051 Palomar Airport Road

Carlsbad, CA 92011

Fax (760) 431-1573

Any notice given in the manner herein provided shall be effective on the date the notice is (i) faxed and acknowledged, (ii) personally served, or (iii) sent by first class mail or overnight courier, postage prepaid and properly addressed.

ARTICLE 8

GENERAL PROVISIONS

8.1 The Parties agree that this License Agreement shall inure to the benefit of and be binding upon each of their respective agents, representatives, shareholders, officers, directors, attorneys, employers, permitted assigns, subsidiaries, insurers, and predecessor or permitted successor companies.

8.2 The Parties agree that any action to enforce or interpret this License Agreement must be filed in the United States District Court for the District of Massachusetts, and that personal jurisdiction and venue is appropriate in that court. This License Agreement shall be deemed executed and delivered in the State of Massachusetts, and shall be construed and governed by the laws of the State of Massachusetts, without regard to Massachusetts’ conflict of law provisions.

8.3 No modification, amendment, supplement to or waiver of any provision of this License Agreement will be binding upon the Parties unless made in a writing signed by the Parties.

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8.4 A failure of any Party to exercise any right provided for herein shall not be deemed a waiver of any right hereunder.

8.5 If any provision of this License Agreement is found or held to be invalid or unenforceable, the meaning of said provision will be construed, to the extent feasible, so as to render the provision enforceable, and if no feasible interpretation shall save such provision, it will be severed from the remainder of this License Agreement, as appropriate.

8.6 This License Agreement constitutes the entire agreement between the Parties, and supersedes any and all prior agreements or understandings, written or oral, between them relating to the subject matter of this License Agreement. No other promises or agreements shall be binding on the Parties with respect to the subject matter of this License Agreement unless contained in or attached to this License Agreement or separately agreed to in writing and signed by an authorized representative of each of the Parties.

8.7 The undersigned represent and warrant that they have authority to execute this License Agreement on behalf of the respective Parties and to carry out all obligations imposed hereunder. The undersigned have read, understand, and agree to the terms of this License Agreement and have had the opportunity to consult counsel regarding this License Agreement.

8.8 The Parties acknowledge that the terms of this License Agreement are contractual and are the result of negotiations between the Parties and their counsel. Each party and its counsel cooperated in the drafting and preparation of this License Agreement. This License Agreement shall not be construed against any party as if that party had drafted it.

8.9 Other than the fact of this settlement, information contained in the Dismissal attached as exhibit “A,” and information regarding the settlement that is or later becomes a matter of public knowledge through regulatory or legal filings, the Parties shall take reasonable steps to treat the terms of this License Agreement as confidential and not publicly disclose its terms. Notwithstanding the foregoing, any Party may disclose the terms of this License Agreement to its accountants and attorneys to the extent necessary to permit such accountants and attorneys to perform necessary or required tax, accounting, financial, legal or administrative tasks or services. In addition, this License Agreement may be produced in a legal proceeding, provided, however, that the producing party shall take reasonable steps to keep this License Agreement confidential through, for instance, the use of a protective order. Notwithstanding the obligations of the Parties set forth in this Article 8.9, either Party may make such disclosures (a) to the extent required by law or by requirements of any nationally recognized securities exchange, quotation system or over-the-counter market on which such Party has its securities listed or traded, or (b) with respect to Licensee, to any prospective transferees or to investors, prospective investors, lenders and other potential financing sources who are obligated to keep such information confidential. The Parties, upon the execution of this Agreement, will, without thereby being obligated to issue any press release, mutually agree to a press release with respect to this transaction for publication. The foregoing notwithstanding, the Parties shall not be responsible for inadvertent or innocent disclosures.

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8.10 Each Party agrees that any disclosure of the other Party’s Confidential Information to any officer, employee, consultant or agent of the other Party or any of its Affiliates shall be made only if and to the extent necessary to carry out its rights and responsibilities under this Agreement, shall be limited to the maximum extent possible consistent with such rights and responsibilities and shall only be made to the extent any such persons are bound by confidentiality obligations to maintain the confidentiality thereof and not to use such Confidential Information except as expressly permitted by this Agreement. Each Party further agrees not to disclose or transfer the other Party’s Confidential Information to any third party under any circumstance without the prior written approval from the other Party (such approval not to be unreasonably withheld), except as otherwise required by law, and except as otherwise expressly permitted by this Agreement.

8.11 This License Agreement may be executed in any number of counterparts, each of which shall be deemed as original but all of which together will constitute one instrument binding upon all Parties hereto, notwithstanding that all such parties may not have executed the same counterpart. Each party may execute a separate signature page, by facsimile or otherwise, that may be appended to a single original of this License Agreement.

[Signatures Follow]

Accepted and Agreed to:	Accepted and Agreed to:

DEPUY SPINE, INC.	ALPHATEC SPINE, INC.

By: /s/ Richard Manginelli	By: /s/ Dirk Kuyper

World-wide VP, Operations	President and CEO

Date: May 5, 2008	Date: May 5, 2008

BIEDERMANN MOTECH GMBH

By:	/s/ Lutz Biederman

President

Date:	May 5, 2008

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Exhibit A

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Exhibit B

[***]

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